Exhibit 8.2

Watson, Farley & Williams (New York) LLP
100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512
May 5, 2008
Teekay Offshore Partners L.P.
Bayside House, Bayside Executive Park
West Bay Street and Blake Road
Nassau, Commonwealth of the Bahamas
Registration Statement on Form F-3
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P. (the “Partnership”) in connection with the preparation and filing with the Units and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the “Registration Statement”) for the registration of the sale from time to time of up to $750,000,000 aggregate offering price (or any such further aggregate offering price as may be registered pursuant to Rule 462(b)) of Common Units (the “Units”) representing limited partnership interests in the Partnership. The Units will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus and (ii) certificates of public officials and of representatives of the Registrants and the Partnership’s general partner, Teekay Offshore GP L.L.C. (the “General Partner”), as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as photocopies. We have also assumed the power, authority and legal right of all parties (other than the Registrants and the General Partner) to the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) (collectively, the “Documents”) to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Documents by such parties. We have further assumed the validity and enforceability of the Documents under all applicable laws other than Marshall Islands law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.
London • Athens • Paris • New York • Singapore • Bangkok • Rome • Hamburg
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Law Society of England and Wales and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ in relation to Watson, Farley & Williams (New York) LLP means a member, partner, consultant or employee of Watson, Farley & Williams (New York) LLP or an affiliated undertaking.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay Offshore Partners L.P. May 5, 2008	Page 2
We have also assumed that (a) the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) shall have become effective under the Securities Act, (b) a Prospectus Supplement shall have been prepared and filed with the Commission describing the Units offered thereby, (c) all Units shall be issued and sold in compliance with applicable federal, state and foreign Units laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement and (d) a definitive purchase, underwriting or similar agreement with respect to any Units offered will have been duly authorized and validly executed and delivered by the applicable Registrants and the other parties thereto.
This opinion is limited to Marshall Islands Law and is as of the date hereof.
Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, we hereby confirm that the opinion attributed to Watson, Farley & Williams (New York) LLP set forth in the Prospectus under the caption “Non-U.S. Tax Considerations — Marshall Islands Tax Considerations” is the opinion of Watson, Farley & Williams (New York) LLP and accurately states our views as to the tax matters discussed therein. In addition, such opinion fairly presents the information expected to be relevant to holders of Common Units of the Company offered pursuant to the Prospectus and fairly summarize the matters referred to therein.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.
Very truly yours,
Watson, Farley & Williams (New York) LLP